NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Gregory M. Swalwell Vice President, Finance and Chief Financial Officer (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
NL REPORTS FOURTH QUARTER RESULTS

DALLAS, TEXAS - March 13, 2007 - NL Industries, Inc. (NYSE:NL) today reported income from continuing operations of $13.4 million, or $.28 per diluted share, in the fourth quarter of 2006 compared to $5.6 million, or $.12 per diluted share, in the fourth quarter of 2005. For the full year 2006, NL reported income from continuing operations of $26.1 million, or $.54 per diluted share, compared to $33.3 million, or $.68 per diluted share, for 2005.

Component products sales increased in 2006 as compared to 2005 due mainly to the net effect of sales volumes generated from the August 2005 and April 2006 acquisitions of two marine component businesses, higher sales volumes of security products due to improved demand and lower sales volumes for furniture components. Component products sales decreased in the fourth quarter of 2006 as compared to the fourth quarter of 2005 due primarily to the expiration of a precision slide sales contract which was renewed at lower sales volumes. In addition, component products sales comparisons were favorably impacted by fluctuations in foreign currency exchange rates, which increased sales by approximately $1.1 million for the year. Component products segment profit comparisons were favorably impacted by an improved product mix and continued reduction in manufacturing and overhead costs. In addition, component products segment profit comparisons were negatively impacted by higher raw material costs, due in part to the expiration of certain commodity raw material supply contracts which could not be immediately recovered through price increases or surcharges, and by fluctuations in foreign currency exchange rates, which decreased segment profit by approximately $1.1 million for the year.

Kronos’ net sales of $298.4 million in the fourth quarter of 2006 were $2.6 million, or 1%, lower than in the fourth quarter of 2005. Net sales of $1.3 billion for the full year 2006 were $82.7 million, or 7%, higher than in the full year 2005. Net sales decreased in the fourth quarter of 2006 primarily due to lower TiO2 sales volumes, offset in part by the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $12 million. For the full year 2006, net sales increased due to higher TiO2 sales volumes and the favorable effect of fluctuations in foreign currency exchange rates which increased sales by approximately $2 million. Kronos’ average TiO2 selling prices for both the fourth quarter and full year of 2006 were comparable to those for the respective periods of 2005. The table at the end of this release shows how each of these items impacted the overall increase in sales.

Kronos’ fourth quarter 2006 TiO2 sales volumes decreased 5% from the fourth quarter of 2005, as higher volumes in Europe more than offset the effect of lower volumes in all other markets. TiO2 sales volumes for the full year 2006 were a new record for Kronos and increased 7% compared to the full year 2005, with higher sales volumes in the US, Europe and export markets offsetting the effects of lower sales volumes in Canada. Kronos’ TiO2 production volumes were 10% and 5% higher in the fourth quarter and full year 2006, respectively, as compared to the same periods in 2005, with operating rates at near full capacity in all periods. Kronos’ TiO2 production volumes in 2006 were a new record for Kronos for the fifth consecutive year.

Kronos’ income from operations increased in the fourth quarter of 2006 as the favorable effect of higher production volumes was partially offset by lower TiO2 sales volumes, higher manufacturing costs, particularly raw materials and energy costs, and the unfavorable effects of fluctuations in foreign currency exchange rates, which decreased Kronos’ income from operations by approximately $2 million. In addition, Kronos’ fourth quarter 2006 income from operations includes $1.8 million proceeds from Kronos’ business interruption insurance claim related to Hurricane Rita. Kronos’ full year 2006 decreased as the favorable effects of higher sales and production volumes were more than offset by the unfavorable effect of higher raw materials and energy costs and the effect of fluctuations in foreign currency exchange rates, which decreased Kronos’ income from operations by approximately $20 million.

As previously reported, Kronos recognized a $22.3 million pre-tax charge in the second quarter of 2006 related to the early redemption of its 8.875% Senior Secured Notes (NL’s equity interest, net of tax benefit, was $3.4 million, or $.07 per diluted share, net of tax benefit). In April 2006 Kronos’ wholly-owned subsidiary, Kronos International, Inc. (“KII”) issued an aggregate principal amount of euro 400 million new 6.5% Senior Secured Notes due April 2013. KII used the proceeds from the issuance of the 6.5% Senior Secured Notes to redeem all of its 8.875% Senior Secured Notes in May 2006 at 104.437% of the aggregate principal amount of euro 375 million. In the second quarter of 2005, Kronos recognized a $5.4 million gain (NL’s equity interest, net of income taxes, was $.8 million, or $.02 per diluted share) related to the sale of its passive interest in a Norwegian smelting operation.

In 2006, Kronos recognized an aggregate $34.9 million net income tax benefit (NL’s equity interest was $8.1 million after tax, or $.17 per diluted share) related to the net effects of the withdrawal of certain income tax assessments previously made by the Belgian and Norwegian tax authorities, the favorable resolution of certain income tax audit issues related to Kronos’ German and Belgian operations, the unfavorable resolution of certain other income tax issues related to the German operations, an increase in Kronos’ income tax contingency reserve principally related to ongoing income tax audits in Germany and the enactment of a reduction in the Canadian federal income tax rate. Kronos’ provision for income taxes in 2005 includes an aggregate non-cash income tax expense of $6.0 million (NL’s equity interest was $1.4 million after tax, or $.03 per diluted share) related to the effect of developments of certain of its non-U.S. income tax audits.

Securities transactions gains in 2005 relate principally to a $14.7 million gain ($8.0 million, or $.17 per diluted share, net of income taxes) related to the Company’s sale of shares of Kronos common stock in market transactions. Insurance recoveries in 2006 of $7.7 million ($5.0 million, or $.10 per diluted share, net of income taxes) represent amounts NL received from certain former insurance carriers in settlement of claims related to certain environmental, indemnity and past litigation defense costs. NL had insurance recoveries in 2005 of $2.9 million ($1.9 million, or $.04 per diluted share, net of income taxes). Corporate expenses were $4.3 million higher in 2006 due mainly to higher environmental and legal expenses.

The Company’s income tax expense in 2005 includes the net non-cash effects of (i) the favorable effect of developments with respect to certain income tax items of NL of $7.4 million (or $.15 per diluted share) and (ii) the unfavorable effect with respect to a change in CompX’s permanent reinvestment conclusion regarding its non-U.S. subsidiaries of $9.0 million ($6.1 million, or $.13 per diluted share, net of minority interest).

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for the Company’s products,
•	The extent of the dependence of the Company’s businesses on certain market sectors,
•	The cyclicality of certain of the Company's businesses,
•	The impact of certain long-term contracts on certain of the Company's businesses,
•	Customer inventory levels,
•	Changes in raw material and other operating costs,
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
•	Customer and competitor strategies,
•	Potential consolidation of competitors,
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	The introduction of trade barriers,
•	Fluctuations in currency exchange rates,
•	Operating interruptions,
•	The timing and amount of insurance recoveries,
•	The ability of the Company to renew or refinance credit facilities,
•	The extent to which the Company’s subsidiaries were to become unable to pay dividends to the Company,
•	Uncertainties associated with new product development,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•	The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the “more-likely-than-not” recognition criteria,
•	Environmental matters,
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company’s results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of its component products operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s operations in the same way that the Company’s management assesses performance. The Company defines segment profit as income before income taxes, interest expense and certain general corporate items. Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s operations.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (titanium dioxide pigments) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except earnings per share)

	Three months ended December 31,		Year ended December 31,
	2005	2006	2005	2006
	(Unaudited)

Net sales	$ 46.7	$ 44.1	$ 186.4	$ 190.1
Cost of sales	34.7	34.4	142.6	143.6

Gross margin	12.0	9.7	43.8	46.5

Selling, general and administrative expense	6.2	6.2	24.2	26.1
Other operating income (expense):
Insurance recoveries	.5	4.7	2.9	7.7
General corporate expenses, net	(6.0)	(5.9)	(19.9)	(24.2)
Other, net	(.2)	-	-	-

Income from operations	.1	2.3	2.6	3.9

General corporate items:
Interest and dividend income from affiliates	.4	.5	2.3	1.9
Other interest income	.8	.5	3.3	3.2
Securities transactions gains, net	.1	.2	14.7	.3
Interest expense	-	(.1)	(.3)	(.2)
	1.4	3.4	22.6	9.1

Equity in earnings of Kronos Worldwide, Inc.	3.0	14.9	25.7	29.3

Income from continuing operations before
income taxes and minority interest	4.4	18.3	48.3	38.4

Provision for income taxes (benefit)	(1.9)	4.5	14.7	8.9
Minority interest in after-tax earnings	.7	.4	.3	3.4

Income from continuing operations	5.6	13.4	33.3	26.1

Discontinued operations, net	-	.2	(.3)	-

Net income	$ 5.6	$ 13.6	$ 33.0	$ 26.1

Basic and diluted net income per share	$ .12	$ .28	$ .68	$ .54

Weighted-average shares used in the calculation of earnings per share:
Basic shares	48.6	48.6	48.5	48.6
Dilutive impact of stock options	-	-	.1	-
Diluted shares	$ 48.6	$ 48.6	$ 48.6	$ 48.6

NL INDUSTRIES, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
(In millions)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2005	2006	2005	2006

Segment profit - component products	$ 5.7	$ 3.8	$ 19.3	$ 20.6
Insurance recoveries	.5	4.7	2.9	7.7
Corporate expense	(6.0)	(5.9)	(19.9)	(24.2)
Other, net	(.1)	(.3)	.3	(.2)

Income from operations	$ .1	$ 2.3	$ 2.6	$ 3.9

CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

	Three months ended December 31, 2006 vs. 2005	Year ended December 31, 2006 vs. 2005
Percentage change in sales:
TiO2 product pricing	- %	- %
TiO2 sales volume	(5)%	7%
TiO2 product mix	- %	- %
Changes in foreign currency exchange rates	4%	- %

Total	(1)%	7%